UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

Tyson Foods, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2200 Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

This Form 8-K/A amends the Form 8-K that Tyson Foods, Inc. (the “Company”) filed on July 28, 2014 to include updated unaudited pro forma condensed consolidated financial information of the Company.  This unaudited pro forma condensed financial information gives effect to the acquisition of The Hillshire Brands Company, and updates the previously provided unaudited pro forma condensed consolidated financial information to reflect the pricing on July 30, 2014 of the Company’s concurrent public offerings of 23,810,000 shares of its Class A common stock at $37.80 per share and 30,000,000 of its 4.75% tangible equity units, with each tangible equity unit having a stated amount of $50, which offerings are expected to close on August 5, 2014, subject to customary closing conditions.  As a result, the updated unaudited pro forma condensed consolidated financial information included in Exhibit 99.5 hereto assumes that the acquisition financing for the proposed Hillshire acquisition will consist of (a) $2,500 million aggregate principal amount of term loans; (b) $3,250 million aggregate principal amount of senior notes; (c) $900 million issuance of common stock; (d) $1,500 million issuance of tangible equity units, consisting of $1,295 million of prepaid stock purchase contracts and $205 million of senior amortizing notes; and (e) $362 million cash on hand.  However, the final structure and terms of the acquisition financing will be subject to market conditions and may change materially from the assumptions used in the pro forma information. See “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information” in Exhibit 99.5 hereto.

The Company has not otherwise updated the financial information contained in Exhibits 99.1 through 99.4 presented in its Current Report on Form 8-K filed July 28, 2014. You should read this Current Report on Form 8-K/A in conjunction with Exhibits 99.1 through 99.4 of the Company's Current Report on Form 8-K filed July 28, 2014.

Item 9.01. Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description

99.5	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TYSON FOODS, INC.
Date: August 4, 2014

By:	/s/ Dennis Leatherby
Name:	Dennis Leatherby
Title:	Executive Vice President and Chief Financial Officer